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                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

         Agreement between A.J. Clegg, John R. Frock ("Frock"), Scott Clegg and Robert E. Zobel ("Zobel") dated as of August 7, 2002.

                                   Background

         A.J. Clegg is the Chairman of the Board and Chief Executive Officer of Nobel Learning Communities, Inc. (the "Company"), Frock is the Vice Chairman - Corporate Development of the Company, Scott Clegg is President and Chief Operating Officer of the Company, and Zobel is Vice Chairman and Chief Financial Officer of the Company. A.J. Clegg, Frock, Scott Clegg and Zobel are the beneficial owners of shares of the Common Stock of the Company and are reflecting the ownership of such shares on a Schedule 13D filed with the Securities and Exchange Commission. A.J. Clegg, Frock, Scott Clegg and Zobel desire to provide for the filing of a joint statement on Schedule 13D to reflect their ownership of securities of the Company on the terms and conditions set forth herein.

         Now therefore, intending to be legally bound hereby, and for good and valuable consideration, the receipt of which is hereby acknowledge, the parties hereto agree as follows:

         1. Each party hereto represents to the other party that he is eligible to use Schedule 13D in accordance with Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended. The parties hereto agree that, from and after the date hereof, one statement on Schedule 13D shall be filed on behalf of each of them with respect to their ownership of the securities of the Company.

         2. Each party hereto acknowledges and agrees that he shall be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. Neither party shall be responsible for the completeness or accuracy of the information concerning the other party hereto unless such party knows or has reason to believe that such information is inaccurate.

         3. The parties hereto acknowledge and agree that this Agreement will be filed as an Exhibit to their Schedule 13D and any amendments thereto.

         In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

                                          /s/ A.J. Clegg
                                          ---------------------------
                                          A.J. Clegg

                                          /s/ John R. Frock
                                          ---------------------------
                                          John R. Frock

                                          /s/ Scott Clegg
                                          ---------------------------
                                          Scott Clegg

                                          /s/ Robert E. Zobel
                                          -------------------------------------
                                          Robert E. Zobel

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